STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of ______________, 2010 by and between Richard Vanderport, an individual resident of the State of Michigan (the “Seller”) and Lender to Lender Franchise, Inc., a Florida corporation (the “Buyer”).

RECITALS

WHEREAS, The Seller is the sole shareholder and owns a wholly owned interest in Lender to Lender Franchise System, Inc., a Michigan corporation (“LLFS”) and Lender to Lender Financing, Inc., a Michigan corporation (“LLFI”), LLFS and LLFI collectively referred to herein as, the “Company;

WHEREAS, Buyer desires to acquire from the Seller, and the Seller desires to sell to Buyer, one hundred percent (100%) of the issued and outstanding capital stock of the Company on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.
THE STOCK PURCHASE

1.1    Purchase and Sale of Shares of the Company Capital Stock. Upon the terms and subject to the conditions of this Agreement, the Seller shall sell, convey, transfer, assign and deliver to Buyer one hundred percent (100%) of the issued and outstanding capital stock of the Company (the “Company Stock”), free and clear of any liens or encumbrances.

1.2    Closing. The Closing of the purchase and sale of the Company Stock shall take place on the date hereof, at the offices of Buyer or such other time and place as the parties may otherwise agree. The date on which the Closing occurs shall be referred to herein as the "Closing Date".

1.3    Purchase Price. The purchase price to be paid by Buyer to the Seller for the Shares shall be thirty million (30,000,000) shares of common stock of the Buyer (the “Buyer Stock”).

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations and warranties:

2.1    Corporate Status. Buyer is a company duly organized, validly existing and in good standing under the laws of Florida.

2.2    Corporate Power and Authority. Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Buyer has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

2.3    Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.4    No Violation. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby will not (i) contravene any provision of the Articles of Organization or Operating Agreement of Buyer, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Buyer, (iii) conflict with, result in any breach of, or constitute a default (with or without the passage of time or the giving of notice or both) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any contract which is applicable to, binding upon or enforceable against Buyer, or (iv) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other Person.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLER

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller makes the following representations and warranties to Buyer:

3.1    Corporate Status. Each of LLFS and LLFI are duly organized, validly existing and in good standing under the laws of Michigan, and have the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company.

3.2    Power and Authority. The Seller has the power and authority to execute and deliver this Agreement to perform his obligations hereunder and to consummate the transactions contemplated hereby. The Seller and the Company have taken all action necessary to authorize the execution and delivery of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby.

3.3    Shareholders of the Company. As of the date hereof, the Seller is the holder of all issued and outstanding shares of capital stock of LLFS and LLFI, and Seller owns such shares free and clear of all liens, restrictions, encumbrances and claims of any kind.

ARTICLE IV.
CERTAIN ADDITIONAL AGREEMENTS

4.1    Further Assurances; Compliance with Covenants. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

4.2    Other Actions. Each of the parties hereto shall take all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws, regulations and contracts to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of any governmental authority and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated hereby. The parties also agree to use best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

4.3    Shareholder Vote. The shareholders of the Seller have consented to the transactions contemplated hereby.

ARTICLE V.
GENERAL PROVISIONS

5.1    Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties. The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto. The exhibits and schedules constitute a part hereof as though set forth in full above.

5.2    Expenses. The parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.

5.3    Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity that they may have against each other.

5.4    Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder.

5.5    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

5.6    Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words ''without limitation."

5.7    Construction. The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. The mere listing (or inclusion of copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself).

5.8    Governing Law; Severability. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the day and year first above written.

LENDER TO LENDER FRANCHISE, INC.

/s/Richard Vanderport
Richard Vanderport, Chief Executive Officer

/s/Richard Vanderport
Richard Vanderport